FIFTH AMENDMENT TO RIGHTS AGREEMENT


     This Fifth Amendment is entered into and is effective as of April 29, 1999 by and between Comstock Resources, Inc. (the "Company") and American Stock Transfer & Trust Company, as successor Rights Agent (the "Rights Agent"), with respect to that certain Rights Agreement dated as of December 10, 1990, as amended, a copy of which is attached hereto as Exhibit "A" (the "Rights Agreement").

                                     RIGHTS

     A. The Company intends to issue and sell to certain investors (together with their successors, the "1999 Preferred Holders") an aggregate of 3,000,000 shares of its Series A 1999 Convertible Preferred Stock and an aggregate of 1,051,999 shares of its Series B 1999 Non-Convertible Preferred Stock (the Series A 1999 Convertible Preferred Stock and the Series B 1999 Non-Convertible Preferred Stock are collectively referred to hereafter as the "Series 1999 Preferred Stock") pursuant to the terms of a Stock Purchase Agreement dated as of April 29, 1999 between the Company, Trust Company of the West and TCW Asset Management Company in the capacities set forth therein, Pacific Life Insurance Company and Aquila Energy Capital Corporation (the "Stock Purchase Agreement"). Capitalized terms used herein but not otherwise defined herein shall have meaning ascribed thereto in the Rights Agreement as in effect on the date hereof.

     B. Pursuant to the Certificate of Designation for the Series 1999 Preferred Stock, the Company may also issue in connection with a redemption of some of the Series 1999 Preferred Stock certain Stock Appreciation Rights ("SAR's").

     C. As a condition to their purchase of the shares of Series 1999 Preferred Stock, the 1999 Preferred Holders have required that the Rights Agreement be amended to exclude, under certain conditions, the Series 1999 Preferred Stock, the Common Stock issued by way of conversion or redemption of, or payment of any dividend on the Series 1999 Preferred Stock or in satisfaction of amounts owing under the SAR's (collectively, the "Conversion Shares"), the 1999 Preferred Holders and certain other Persons from certain provisions of the Rights Agreement.

     D. The Company has determined that the offer and sale of the shares of Series 1999 Preferred Stock are in the best interest of the Company and all of its stockholders, and is therefore willing to so amend the Rights Agreement.

                                    AGREEMENT

     NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company hereby supplements and amends, and directs the Rights Agent to supplement and amend, the Rights Agreement as follows:

     1. Acquiring Person and Adverse Person

          1.1 Notwithstanding any provision of the Rights Agreement which could be construed to the contrary, all shares of Series 1999 Preferred Stock, all SAR's and all Conversion Shares held by:

                    (a) any 1999 Preferred Holder;



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                    (b) any Affiliate, fund participant,  trust beneficiary,  or limited partner of any 1999 Preferred Holder;

                    (c) any party to any investment management or other similar agreement with Trust Company of the West, a California trust company ("Trustco") or TCW Asset Management Company, a California corporation ("Tamco"), listed in the definition of "TCW" in the Stock Purchase Agreement or any fund, foundation, trust or other Person for whose benefit any such agreement with Trustco or Tamco relates or any trustee, custodian or nominee of or for any such Person; and

                    (d) any Person (including any "group" as defined in the Exchange Act) who acquires all shares of Series 1999 Preferred Stock or Conversion Shares then held by any of the Persons described in clauses (a), (b) or (c) above, directly from such Person (provided that the transferor of such shares shall have, prior to such transfer, given the Company the right of first offer described in Section 1.2 below).

shall be excluded from any calculation made for the purpose of determining whether the holder of such shares is an "Acquiring Person" or an "Adverse Person" for any purpose under the Rights Agreement.

          1.2 No transferee of any shares of Series 1999 Preferred Stock or Conversion Shares shall be entitled to the exclusions set forth in Section 1.1 unless (i) at least fifteen (15) business days prior to any such transfer the transferor of such shares shall have delivered a written notice to the Company offering to sell such shares to the Company or its designee for cash at the same price and on the same terms as offered to the proposed transferee and (ii) the Company or its designee shall have failed to accept such offer within seven (7) business days of the Company's receipt thereof and to close such sale and purchase on the scheduled closing date set forth in the terms offered.

     2. Miscellaneous

          2.1 Subject to the terms set forth herein, the Rights Agreement shall remain in full force and effect.

          2.2 This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.









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     This Fifth Amendment to Rights  Agreement is hereby executed as of the date first above written.

Attest:                                    COMSTOCK RESOURCES, INC.,
                                           a Nevada corporation

By: /s/ ROLAND O. BURNS                    By: /s/ M. JAY ALLISON
-----------------------                    ----------------------
Roland O. Burns                            M. Jay Allison
Secretary                                  President and Chief Executive Officer


                                           AMERICAN STOCK TRANSFER
                                           & TRUST COMPANY,
                                           as Rights Agent

                                           By: /s/ HERBERT J. LEMMER
                                           -------------------------
                                           Herbert J. Lemmer
                                           Vice President and General Counsel


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